SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 15, 2003
Date of Report
(Date of Earliest Event Reported)

CABOT INDUSTRIAL PROPERTIES, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-14979 (Commission File No.)	04-3397874 (IRS Employer Identification No.)

875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611
(Address of Principal Executive Offices, Including Zip Code)

(312) 266-9300
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

On January 15, 2003, we commenced tender offers (the “Offers”) to purchase any or all of our outstanding 7.125% Redeemable Notes Due 2004, our 8.200% Series A Medium Term Notes Due 2005 and our 8.500% Series A Medium Term Notes Due 2010 (the “Securities”). As of the date of this report, $255 million aggregate principal amount of the Securities was outstanding. In connection with the Offers, we are also seeking consents from the holders of the Securities to the adoption of various amendments to the indenture under which the Securities were issued (the “Proposed Amendments”). The Proposed Amendments would eliminate certain covenants and events of default contained in the indenture under which the Securities were issued so that any non-tendered Securities do not restrict our future financial and operating flexibility. Specifically, the Proposed Amendments would (a) relieve us of our obligation under the indenture to file with the Securities and Exchange Commission (the “SEC’) all financial and other information that would be required to be contained in periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) remove certain “Events of Default” contained in the indenture and (c) remove certain limitations on our ability to incur additional indebtedness. The Offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 15, 2003, which is attached to this report as Exhibit 99.1 and incorporated herein by reference (the “Offer to Purchase”).

In connection with the Offers, we are offering to pay a purchase price with respect to each series of Securities that is determined by reference to the fixed spread specified in the table below over the yield to maturity of the applicable reference U.S. Treasury security specified in the table below at 3:00 p.m., New York City time, on the second business day immediately preceding the date the applicable Offer expires. The Offers will expire at 5:00 p.m., New York City time, on February 13, 2003, unless extended or earlier terminated. Schedule I to the Offer to Purchase describes in detail the method of calculating the purchase price for the Offers. We will also pay to the holders of the Securities any accrued but unpaid interest to, but not including, the settlement date of the applicable Offer. We are also offering to pay each holder who validly consents to the Proposed Amendments prior to January 29, 2003 (as such date may be extended, the “Consent Payment Deadline”) (and does not subsequently withdraw the Securities to which such consents relate), $20.00 in cash for each $1,000 principal amount of the Securities (the “Consent Payment”) for which consents have been validly delivered and not validly revoked at or prior to the Consent Payment Deadline, but only if the applicable Securities are accepted for payment pursuant to the terms of the Offers.

Outstanding Aggregate Principal Amount	Title of Series of Securities	Reference U.S. Treasury Security	Fixed Spread	CUSIP No.
$200,000,000	7.125% Redeemable Notes Due 2004	3.375% due April 30, 2004	85 bp.	127071AA6
$15,000,000	8.200% Series A Medium Term Notes Due 2005	6.500% due August 15, 2005	130 bp.	12707EAB6
$40,000,000	8.500% Series A Medium Term Notes Due 2010	5.750% due August 15, 2010	150 bp.	12707EAA8

The Offers are conditioned, among other things, on (a) receipt of consents from the holders of the principal amount of the Securities as is necessary to effect all of the Proposed Amendments and (b) us obtaining financing on terms and conditions satisfactory to us to enable us to purchase the Securities pursuant to the Offers and pay the related fees and expenses.

We estimate that we will require approximately $276.4 million to make the payment for the Offers and the related Consent Payments to every tendering holder (assuming all Securities are validly tendered in the Offers prior to the Consent Payment Deadline and not subsequently withdrawn). This amount does not include fees and expenses related to the Offers. We intend to fund the purchase of the Securities pursuant to the Offers using proceeds from a loan we are currently negotiating with Goldman Sachs Mortgage Company (“GSMC”), an affiliate of the dealer manager for the Offers. However, we have no commitment for financing from GSMC or any other party, and GSMC is under no obligation to finance our purchase of Securities pursuant to the Offers.

Upon consummation of the Offers, we will no longer be subject to the information reporting requirements under the indenture under which the Securities were issued. In addition, we expect to a file an application with The New York Stock Exchange (the “NYSE”) and the SEC to delist our 7.125% Redeemable Notes Due 2004 from the NYSE. If this application is granted, because we have fewer than 300 holders of each class of the Securities, we will no longer be subject to any periodic reporting requirements under Sections 13(a) and 15(d) of the Exchange Act. If the supplemental indenture terminating our SEC reporting obligations is adopted and the delisting application is approved, we do not intend to continue providing financial information to the holders of Securities. The trading market for Securities that are not tendered and accepted for payment could become more limited than the existing trading market and could cease to exist altogether due to the reduction in the amount of Securities outstanding after the Offers, which might adversely affect the liquidity and market price of the Securities. If a market for the remaining Securities exists or develops, the Securities may trade at a discount to the price at which they would trade if the amounts outstanding were not reduced, and the prices at which any such trading occurs could be extremely volatile. There may be no active market in the Securities following consummation of the Offers.

The above summary of the Offers does not purport to be complete and is qualified in its entirety by reference to the Offer to Purchase and Consent Solicitation Statement dated January 15, 2003, which is attached as an exhibit hereto.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits.

99.1	Offer to Purchase and Consent Solicitation Statement dated January 15, 2003
99.2	Letter of Transmittal and Consent
99.3	Press Release of the registrant dated January 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT INDUSTRIAL PROPERTIES, L.P.

Date: January 15, 2003	By:	/s/ Christopher L. Hughes
	Name:	Christopher L. Hughes
	Its:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Offer to Purchase and Consent Solicitation Statement dated January 15, 2003
99.2	Letter of Transmittal and Consent
99.3	Press Release of the registrant dated January 15, 2003